Exhibit 99.2

CAUSE NO. 2009–3145

ROBERT DELANEY, Derivatively on Behalf of Nominal Defendant IMPERIAL SUGAR COMPANY, Plaintiff, v.	§ § § § § § § §	IN THE DISTRICT COURT OF

JOHN C. SHEPTOR, JAMES J. GAFFNEY,

CURTIS G. ANDERSON, GAYLORD O.

COAN, YVES-ANDRE ISTEL, ROBERT S.

KOPRIVA, GAIL A. LIONE, DAVID C.

MORAN, JOHN K. SWEENEY, ROBERT

J. MCLAUGHLIN, ROBERT A. PEISER

and GRAHAM H. GRAHAM,

	§ § § § § § §	HARRIS COUNTY, TEXAS
Defendants,	§ §
And	§ §	295th JUDICIAL DISTRICT COURT
IMPERIAL SUGAR COMPANY,	§ §
Nominal Defendant.	§ §

STIPULATION OF SETTLEMENT

This Stipulation of Settlement dated July 30, 2010 (the “Stipulation”) is made and entered into by and among the following Parties (as defined further in ¶1.14 hereof), each by and through their respective counsel: (i) Robert Delaney and Gerald Martin (“Plaintiffs”) on behalf of themselves and derivatively on behalf of Imperial Sugar Company (“Imperial” or the “Company”); (ii) defendants John C. Sheptor, James J. Gaffney, Curtis G. Anderson, Gaylord O. Coan, Yves-Andre Istel, Robert S. Kopriva, Gail A. Lione, David C. Moran, John K. Sweeney, Robert J. McLaughlin, Robert A. Peiser and Graham H. Graham (the “Individual Defendants”); (iii) nominal defendant Imperial; and (iv) the Special Litigation Committee of Imperial’s Board of Directors (the “SLC” as defined in ¶1.21 herein). The Stipulation is intended by the Parties to fully, finally and forever resolve, discharge and settle the Released Claims (as defined in ¶1.19), upon and subject to the terms and conditions hereof.

I.	INTRODUCTION AND BACKGROUND OF THE ACTION

On July 30, 2008 and October 2, 2008, Imperial shareholders Mr. Martin and Mr. Delaney, respectively, sent litigation demands (the “Martin Demand” and the “Delaney Demand,” collectively referred to as the “Demand Letters”) to Imperial’s Board of Directors (the “Board”) pursuant to Texas Business Corporation Act (“TBCA”) Article 5.14(C) demanding that the Company commence an action on behalf of Imperial against members of its Board and any other allegedly culpable parties for damages resulting from alleged breaches of fiduciary duties owed by them to Imperial. Specifically, the Demand Letters alleged that the Individual Defendants had breached their fiduciary duties owed to the Company by knowingly failing to take corrective action to resolve problems regarding excessive sugar dust at the Company’s facilities; failing to manage the Company’s facilities in a safe and proper manner; and failing to implement a sufficient system of internal controls and corporate governance procedures at the Company. The Demand Letters further alleged that as a result of these supposed breaches of fiduciary duties by the Individual Defendants, on February 7, 2008, the Company’s Port Wentworth facility was partially destroyed in an explosion (“The Port Wentworth Explosion”).

In response to the Demand Letters, pursuant to TBCA Article 5.14, on October 23, 2008 Imperial’s Board formed the SLC under TBCA Article 5.14(H) to conduct an independent investigation. The SLC was comprised of two newly appointed independent directors, Ronald C. Kesselman and John E. Stokely. The Board resolution creating the SLC (the “Resolution”) authorized the SLC to determine whether Imperial should assert any claims against individuals or entities based on the allegations made in the Demand Letters. Moreover, pursuant to the Resolution, the SLC was given full authority to assert, settle or otherwise resolve claims arising from the allegations made in the Demand Letters. Thereafter, the SLC began its investigation of relevant facts dating back to January 1, 2002 and, in some instances, relevant facts prior to 2002.

To assist in its investigation, the SLC retained independent counsel, the law firm of Simpson Thacher & Bartlett LLP (“Simpson Thacher”). With the assistance of Simpson Thacher, the SLC reviewed approximately 800,000 electronic and hard copy documents and conducted thirty interviews of current and former Imperial employees, including members of the Board. In addition, the SLC reviewed more than sixty interview and deposition transcripts from the Occupational Safety and Health Administration (“OSHA”) investigation of the Port Wentworth Explosion and subsequent shutdown at Imperial’s Gramercy, Louisiana refinery and the personal injury actions against Imperial in connection with the Port Wentworth Explosion. The SLC also retained four experts to opine on information discovered during the investigation. During the course of the investigation, the SLC also held nearly sixty in-person or telephonic meetings.

On January 16, 2009, a shareholder derivative action styled Robert Delaney v. John C. Sheptor, James J. Gaffney, Curtis G. Anderson, Gaylord O. Coan, Yves-Andre Istel, Robert S. Kopriva, Gail A. Lione, David C. Moran, John K. Sweeney, Robert J. McLaughlin, Robert A. Peiser and Graham H. Graham, No. 2009-03145, (the “Derivative Action”) was filed in the 295th Judicial District Court in Harris County, Texas (the “Court”) derivatively on behalf of Imperial against certain Imperial officers and members of its Board. The Derivative Action and the Martin Demand are collectively referred to as the “Action.” The Derivative Action alleged, inter alia, claims on behalf of nominal defendant Imperial against the Individual Defendants for their alleged breaches of fiduciary duty in connection with the Individual Defendants’ alleged knowing or reckless failure to oversee the affairs of the Company in a safe and legal manner while allegedly being on notice since at least 2002 of the extreme dangers of combustible sugar dust at the Company’s refineries.

After the filing of the Derivative Action, counsel for Imperial contacted Lead Counsel (as defined in ¶1.10) and requested that plaintiff Mr. Delaney voluntarily agree to stay the Action pursuant TBCA Article 5.14(D)(1) in order to allow the SLC to complete its investigation. Mr. Delaney agreed to a stay of the Action upon the condition that he would be permitted to move to lift the stay at any time following an initial sixty-day stay period as provided for in TBCA Article 5.14(D)(1). On February 24, 2009, the Court entered an order granting Imperial’s unopposed motion to stay which provided that plaintiff Mr. Delaney be permitted to file a motion to lift the stay any time after the first sixty days of the stay expired. Following entry of the stay order, Lead Counsel and Weiss & Lurie, counsel for Mr. Martin, maintained contact with counsel for the SLC and received periodic updates regarding the progress of the SLC’s investigation. On October 20, 2009, Plaintiffs’ Counsel attended an in-person meeting with counsel for the SLC in New York City. During that meeting, the parties discussed the preliminary findings of the SLC’s investigation and reached agreement that the SLC would produce certain documents reviewed by the SLC in its investigation. On October 23, 2009, the parties entered into a confidentiality agreement and, in accordance therewith, the SLC produced nearly two-thousand documents to Plaintiffs’ Counsel.

Plaintiffs’ Counsel undertook a diligent review of the documents produced by the SLC. Thereafter, by letter dated December 17, 2009, Lead Counsel sent a letter to counsel for the SLC demanding an additional thirteen categories of documents. On December 30, 2009, the SLC produced additional documents responsive to Lead Counsel’s December 17, 2009 letter and in accordance with the October 23, 2009 confidentiality agreement. Upon completion of the review of the additional documents, Plaintiffs’ Counsel and counsel for the SLC held another in-person meeting on January 14, 2010 in New York City. Following that meeting, Plaintiffs’ Counsel and counsel for the SLC began a dialogue regarding a potential resolution of the Action. Lead Counsel worked extensively with Lead Counsel’s experts to develop a comprehensive list of best-practices that would be necessary to ensure that the Company’s facilities maintained a safe working environment. In furtherance thereof, on February 25, 2010, a conference call was held so that Lead Counsel’s experts could discuss with Imperial’s Senior Director of Environmental, Health and Safety what best safety practices should be implemented at Imperial. The discussion focused on, among other things, training policies and procedures, reforms relating to the Company’s managerial safety structure and safety protocols, and reforms aimed specifically at the Company’s policies concerning housekeeping in all areas with a risk for the accumulation of combustible sugar dust.

Following this conference call, Plaintiffs’ Counsel had discussions with counsel for the SLC regarding a proposed structure to resolve the litigation, including, inter alia, specific proposed reforms to Imperial’s management and safety procedures and corporate governance reforms that Plaintiffs’ Counsel and Lead Counsel’s experts believed would improve the internal controls and/or communications between and among the Board members and management, as well as additional measures that Plaintiffs’ Counsel believed would improve Imperial’s overall corporate structure. Plaintiffs’ Counsel and counsel for the SLC also agreed to pursue mediation before the Honorable Nicholas H. Politan (Ret.). As part of that dialogue and in advance of the mediation, on March 12, 2010, Lead Counsel sent a comprehensive settlement demand to counsel for the SLC which included among other things, proposed corporate governance reforms and specific proposed reforms recommended by Lead Counsel’s experts to Imperial’s management and safety procedures in order to improve the internal controls and/or communications between and among the Board members and management as well as additional measures designed to improve Imperial’s overall corporate structure. On April 12, 2010, Weiss & Lurie, counsel for Mr. Martin, also sent a comprehensive settlement demand to counsel for the SLC which included among other things, proposed corporate governance reforms and management and safety reforms. On May 10, 2010, the SLC responded by letter to both Plaintiffs’ Counsel’s settlement demands.

On June 9, 2010, the Parties conducted an all day mediation session before Judge Politan. Although the Parties were unable to resolve the Action at the conclusion of the mediation, the Parties agreed to participate in another mediation session with Judge Politan. On June 30, 2010, the Parties participated in a second all day mediation session with Judge Politan. After the conclusion of that mediation session, and with the assistance and oversight of Judge Politan, the Parties have continued their arm’s-length settlement negotiations to resolve the Action on the terms set forth herein.

II.	LEAD COUNSEL’S INVESTIGATION

Prior to and following the filing of the Derivative Action, Lead Counsel undertook a substantial and comprehensive investigation of the claims alleged in the Action. The investigation targeted not only the facts and circumstances surrounding the Port Wentworth Explosion and the shutdown of the Gramercy, Louisiana facility, but also included an extensive investigation of past safety incidents at Imperial and other sugar refineries. In connection therewith, Lead Counsel interviewed many individuals as potential witnesses and developed a lead pool of potential witnesses. Lead Counsel obtained and reviewed thousands of pages of documents obtained in connection with: 1) filings and other documents submitted in the personal injury lawsuits against the Company in connection with the Port Wentworth Explosion pending in Georgia state court; 2) multiple Freedom of Information Act requests to OSHA and the Chemical Safety Board (“CSB”); 3) news articles; 4) all Securities and Exchange Commission filings filed by the Company over the past twenty years; 5) OSHA inspection records both prior to and after the Port Wentworth Explosion; and 6) transcripts of testimony given by defendant Graham, CSB personnel, and members of several other safety organizations before the U.S. Senate Committee on Health, Education, Labor and Pensions (Subcommittee on Employment and Workplace Safety). Lead Counsel also deposed SLC member John E. Stokely. Last, Lead Counsel retained two industry-leading experts, Mr. James W. Stanley and Ms. Nancy M. McClellan, to assist in the investigation and litigation of the Action.

III.	CLAIMS OF THE PLAINTIFFS AND BENEFITS OF SETTLEMENT

Plaintiffs believe that the claims they have asserted in the Action on behalf of Imperial have merit. However, Plaintiffs’ Counsel recognize and acknowledge the expense and length of continued proceedings necessary to prosecute the Action against Defendants through trial and through appeals. Plaintiffs’ Counsel have also taken into account the uncertain outcome and the risk of any litigation, especially in complex actions such as the Action, as well as the difficulties and delays inherent in such litigation. Counsel for the Plaintiffs are also mindful of the inherent problems of proof and possible defenses to the claims asserted in the Action or which may be asserted. Based on the independent investigation performed by Lead Counsel as well as the review of non-public documents and information provided by the SLC, and in consideration of the legal standard to state a claim for breach of fiduciary duty under Texas law, Plaintiffs and their counsel have determined that the settlement set forth in the Stipulation is in the best interests of, and confers substantial benefits upon, Imperial and its shareholders.

IV.	DEFENDANTS’ DENIALS OF WRONGDOING AND LIABILITY

Defendants (defined below in ¶1.4) have denied and continue to deny each and all of the claims and contentions alleged by the Plaintiffs in the Action. Nonetheless, Defendants have also taken into account the uncertainty and risks inherent in any litigation, especially in complex cases like the Action. The Special Litigation Committee has, therefore, determined that it is desirable that the Action be fully and finally settled in the manner and upon the terms and conditions set forth in this Stipulation. The Special Litigation Committee on behalf of Imperial believes that the settlement set forth in this Stipulation is in the best interest of, and confers substantial benefits upon, Imperial and its shareholders.

V.	TERMS OF STIPULATION AND AGREEMENT OF SETTLEMENT

NOW, THEREFORE, IT IS HEREBY STIPULATED AND AGREED by and among the Plaintiffs (for themselves and derivatively on behalf of Imperial), the Individual Defendants, Imperial and the Special Litigation Committee, by and through their respective counsel or attorneys of record, as follows.

1.	Definitions

As used in the Stipulation the following terms have the meanings specified below:

1.1 “Action” means the above-captioned shareholder derivative action entitled Robert Delaney v. John C. Sheptor, James J. Gaffney, Curtis G. Anderson, Gaylord O. Coan, Yves-Andre Istel, Robert S. Kopriva, Gail A. Lione, David C. Moran, John K. Sweeney, Robert J. McLaughlin, Robert A. Peiser and Graham H. Graham, No. 2009-03145, and the Martin Demand (attached hereto as Exhibit A).

1.2 “Court” means the 295th Judicial District Court in Harris County, Texas.

1.3 “Current Imperial Shareholder” means all record and beneficial owners of Imperial common stock as of the date of this Stipulation.

1.4 “Defendants” means nominal party Imperial, the Individual Defendants, and the Individual Defendants’ heirs, estates, executors, administrators and assigns.

1.5 “Effective Date” means the first date by which all of the events and conditions specified in ¶6.1 of the Stipulation have been met and have occurred.

1.6 “Final Order and Judgment” or “Judgment” means the order and judgment to be rendered by the Court, substantially in the form attached hereto as Exhibit B.

1.7 “Final” means the time when a judgment that has not been reversed, vacated, or modified in any way is no longer subject to appellate review, either because of disposition on appeal and conclusion of the appellate process or because of passage, without action, of time for seeking appellate review. More specifically, it is that situation when: (1) either no appeal has been filed and the time has passed for any notice of appeal to be timely filed in the Action; or (2) an appeal has been filed and the court of appeals has/have either affirmed the judgment or dismissed that appeal and the time for any reconsideration or further appellate review has passed; or (3) a higher court has granted further appellate review and that court has either affirmed the underlying judgment or affirmed the court of appeals’ decision affirming the judgment or dismissing the appeal.

1.8 “Imperial Sugar” or the “Company” means Imperial Sugar Company including, but not limited to, its predecessors, successors, controlling shareholders, partners, joint venturers, subsidiaries, affiliates, divisions and assigns.

1.9 “Individual Defendants” means John C. Sheptor, James J. Gaffney, Curtis G. Anderson, Gaylord O. Coan, Yves-Andre Istel, Robert S. Kopriva, Gail A. Lione, David C. Moran, John K. Sweeney, Robert J. McLaughlin, Robert A. Peiser and Graham H. Graham.

1.10 “Lead Counsel” means Barroway Topaz Kessler Meltzer & Check, LLP.

1.11 “Mediator” means the Honorable Nicholas H. Politan (Ret.).

1.12 “Notice” or “Notice of Proposed Settlement” means the notice of the settlement to be provided by Imperial, substantially in the form of the attached Exhibit C-1.

1.13 “Person” means an individual, corporation, limited liability corporation, professional corporation, partnership, limited partnership, limited liability partnership, association, joint stock company, estate, legal representative, trust, unincorporated association, government or any political subdivision or agency thereof, and any business or legal entity and their spouses, heirs, predecessors, successors, representatives, or assignees.

1.14 “Parties” mean, collectively, the Defendants, the Special Litigation Committee and the Plaintiffs on behalf of themselves and Imperial.

1.15 “Plaintiffs” means Robert Delaney and Gerald Martin.

1.16 “Plaintiffs’ Counsel” means Barroway Topaz Kessler Meltzer & Check, LLP, Crowley Norman, LLP and Weiss & Lurie.

1.17 “Preliminary Order” means the order to be rendered by the Court, substantially in the form of the attached Exhibit C.

1.18 “Related Persons” means each of a Person’s spouses, heirs, executors, estates, or administrators, any entity in which a Person and/or member(s) of his or her family has an interest, each of a Person’s present and former attorneys, legal representatives, insurers, and assigns in connection with the Action, and all of a Person’s past and present directors, officers, agents, advisors, employees, affiliates, predecessors, successors, parents, subsidiaries, divisions, and related or affiliated entities.

1.19 “Released Claims” means all claims (including “Unknown Claims,” as defined in ¶1.22 hereof), debts, actions, allegations, obligations, fees, expenses, costs, matters, demands, rights, liabilities and causes of action of every nature and description whatsoever, known or unknown, concealed or hidden, by Plaintiffs, Imperial, or any Imperial shareholder derivatively on behalf of Imperial, against the Defendants arising out of or relating to the facts, transactions, events, matters, occurrences, acts, disclosures, statements, omissions or failures to act that were alleged or could have been alleged in the Action, including without limitation: (1) any claim arising out of or related to any adverse consequence, fine, penalty or judgment incurred by or rendered against Imperial or the Defendants at any time arising out of or related to the facts alleged or that could have been alleged in the Action; and (2) any claims against the SLC arising out of or related to its investigation, its conclusions and/or this settlement. Released Claims do not include any claims to enforce the Stipulation.

1.20 “Released Persons” means each and all of the Defendants in their individual and corporate capacity and their Related Persons.

1.21 “Special Litigation Committee” or “SLC” means the committee designated by the Board on October 23, 2008, pursuant to Section H(2) of Texas Business Corporation Act Article 5.14. The members of the SLC are Ronald C. Kesselman and John E. Stokely.

1.22 “Unknown Claims” means any of the Released Claims which Plaintiffs, Imperial, the Special Litigation Committee, or Imperial shareholders derivatively on behalf of Imperial, do not know or suspect to exist in his, her or its favor at the time of the release of the Released Persons, including claims which, if known by him, her or it, might have affected his, her or its settlement with and release of the Released Persons, or might have affected his, her or its decision not to object to this settlement. With respect to any and all Released Claims, the Parties stipulate and agree that, upon the Effective Date, the Plaintiffs, Released Persons, Imperial, and the Special Litigation Committee shall expressly waive and each of the Imperial shareholders shall be deemed to have, and by operation of the Judgment shall have, expressly waived, the provisions, rights and benefits of California Civil Code §1542, which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Upon the Effective Date, the Plaintiffs, Released Persons, Imperial and the Special Litigation Committee shall expressly waive, and each of the Imperial shareholders shall be deemed to have, and by operation of the Final Order and Judgment shall have, expressly waived any and all provisions, rights and benefits conferred by any law of any jurisdiction or any state or territory of the United States, or principle of common law, which is similar, comparable or equivalent to California Civil Code §1542. The Plaintiffs, Released Persons, Imperial, the Special Litigation Committee and Imperial shareholders may hereafter discover facts in addition to or different from those which he, she or it now knows or believes to be true with respect to the subject matter of the Released Claims, but, upon the Effective Date, each Plaintiff, Released Person, Imperial and the Special Litigation Committee shall expressly settle and release, and each Imperial shareholder shall be deemed to have, and by operation of the Final Order and Judgment shall have, fully, finally, and forever settled and released, any and all Released Claims, known or unknown, suspected or unsuspected, contingent or non-contingent, whether or not concealed or hidden, which now exist, or heretofore have existed upon any theory of law or equity now existing or coming into existence in the future, including, but not limited to, conduct which is negligent, intentional, with or without malice, or a breach of any duty, law or rule, without regard to the subsequent discovery or existence of such different or additional facts. The Parties acknowledge, and Imperial shareholders shall be deemed by operation of the Final Order and Judgment to have acknowledged, that the foregoing waiver was separately bargained for and is a key element of the settlement of which this release is a part.

2.	Terms of Settlement Agreement and Agreement of Settlement

2.1 As a result of the filing and prosecution of the Action and as part of the settlement of the Action, Imperial shall adopt the Corporate Governance Reforms and Safety Reforms set forth below. Imperial and the Special Litigation Committee acknowledge that the adoption of the Corporate Governance Reforms and Safety Reforms set forth below confer a substantial benefit upon Imperial and its shareholders.

I.	CORPORATE GOVERNANCE REFORMS

Imperial and/or its Board of Directors (the “Board”) shall adopt and implement the following Corporate Governance Reforms. The Board shall adopt resolutions, amend the Company’s bylaws and/or amend committee charters to enact the Corporate Governance Reforms within ninety calendar days of the Final Order and Judgment; except that the Board shall take any necessary action to comply with I.C upon execution of the Stipulation. The Corporate Governance Reforms shall be maintained for a period of no less than five (5) years after the Final Order and Judgment.

A.	Operational Safety Committee of the Board

The Board shall establish an Operational Safety Committee (“OS Committee”) which shall be comprised of three independent directors. See Operational Safety Committee Charter, attached hereto as Exhibit D. The OS Committee is to provide assistance to the Board in fulfilling its oversight responsibilities to shareholders, employees, and all other stakeholders of Imperial in matters of Operational Safety. The OS Committee shall meet at least four times per year. As determined by the OS Committee, these meetings will periodically include Company management - including, but not limited to, the Chief Executive Officer, the Chief Financial Officer, the General Counsel, and the Senior Director, Environmental, Health and Safety.

B.	Director “Independence”

1. The Board shall be comprised of at least seventy-five percent of directors who meet the requirements for “independence” under the NASDAQ Stock Market Rules. If at any time fewer than seventy-five percent of the directors are independent under the NASDAQ Stock Market Rules, the Board, in consultation with the Nominating and Governance Committee, shall immediately undertake to restore seventy-five percent “independence.”

2. Each independent director shall certify in writing that he or she is independent as defined under the NASDAQ Stock Market Rules and shall immediately inform the Board of any change in his or her independent status.

C.	Election of New Director

Promptly after execution of the Stipulation, the Nominating and Corporate Governance Committee shall make its best efforts to select and recommend that a newly selected independent director candidate stand for election at the 2011 Annual Shareholder Meeting. In the event that the Nominating and Governance Committee is not able to select a director candidate for election at the 2011 Annual Shareholder Meeting, the Nominating and Governance Committee shall continue its search so that a director candidate is selected and recommended for election at the 2012 Annual Shareholder Meeting. Once the Nominating and Corporate Governance Committee identifies an appropriate candidate, the Board shall, subject to its fiduciary duties, elect the candidate to the Board.

D.	Shareholder Meetings

Absent extraordinary circumstances, each member of the Board shall attend each annual shareholder meeting in person.

E.	Separate Chairman of the Board and Chief Executive Officer

The positions of Chairman of the Board and Chief Executive Officer shall not be held by the same person. The Chairman of the Board shall meet the requirements for independence under the NASDAQ Stock Market Rules.

F.	Compensation “Clawback” Policy

1. The Board shall implement a compensation “clawback” policy with respect to conduct occurring after October 1, 2010. Under such a policy, if the Board determines that an executive officer or other key executive has engaged in fraudulent misconduct or other willful and deliberate conduct that is detrimental to the Company, and that such conduct has resulted in a material inaccuracy in the Company’s financial statements or performance metrics which affect the executive’s compensation, the Board may take a range of actions to remedy the misconduct, prevent its recurrence, and impose such discipline as would be appropriate. The discipline may include, among other matters and without limitation, seeking reimbursement of any portion of annual and/or long-term performance-based or incentive compensation paid or awarded to the executive that is greater than would have been paid or awarded if calculated based on accurate financial statements or performance metrics.

2. Specifically, at the Board’s discretion and direction, the Company may recoup incentive compensation from, and cancel any awards that have been granted to, any Section 16 Officer or any other participant in any of the Company’s annual incentive plan(s) and/or long-term incentive compensation/equity plan(s) if he or she engages in intentional misconduct pertaining to any financial reporting requirement under the Federal securities laws resulting in: (a) the company being required to prepare and file an accounting restatement with the Securities and Exchange Commission as a result of such misconduct; (b) there is a material, negative revision of a financial or operating measure on the basis of which incentive compensation was awarded or paid to the executive; or (c) he or she engages in any fraud, theft, misappropriation, embezzlement or dishonesty to the material detriment of the company. In the case of (c) above, if triggered, the Company may require the employee to reimburse the company for all, or a portion of, any cash incentive compensation paid during the period in which the fraud, theft, misappropriation, embezzlement or dishonesty occurred, and remit to the company any profits realized from the sale of the Company’s common stock during such period. The Company may also cancel any outstanding awards held by the executive regardless of whether or not such awards are exercisable.

G.	Disclosures on the Imperial Sugar Website

The Company’s website shall identify the current members of the Board and provide short descriptions of their biographies. The Company’s website shall provide a means for Imperial’s shareholders to communicate with the Board directly. The Secretary of the Board shall be responsible for transmitting such correspondence between the shareholders and the Board. The Company’s website shall provide all committee charters and the Company’s by-laws.

II.	SAFETY REFORMS

Imperial shall adopt the following Safety Reforms within ninety calendar days of the issuance of the Final Order and Judgment. The Safety Reforms shall be maintained for three (3) years after the issuance of the Final Order and Judgment (“the Term”) or until such time that Imperial, in consultation with the OS Committee and full Board of Directors, determines that the Safety Reforms set forth below can be better accomplished in an alternative manner.

It should be noted that Imperial, Cargill, Incorporated and Sugar Growers and Refiners, Inc. are each one-third owners in Louisiana Sugar Refining, LLC (“LSR”), a joint venture formed and capitalized on November 19, 2009 for the purposes of building and operating a new sugar refinery adjacent to Imperial Sugar’s existing refinery in Gramercy, Louisiana (“Gramercy”). From November 19, 2009 through December 31, 2010, Imperial will continue operating the existing Gramercy refinery using its own employees, with the sales and results of operations from the refinery going to Imperial Sugar’s account. Effective January 1, 2011, control of the Gramercy refinery, with the exception of the small bag packaging area, will switch to LSR, with LSR’s employees operating the Gramercy refinery and the sales and results of operations then being for the account of LSR. Effective January 1, 2011, Imperial will only occupy a portion of the Gramercy refinery - the small bag packaging area - and utilize its own employees to package bulk refined sugar purchased from LSR in packages smaller than 50 pounds (“Small Bag Operations”). Once LSR constructs the new refinery and it becomes operational, LSR is expected to transition some of its unit’s operations from the existing Gramercy refinery to the new refinery. As a result, in recognition of LSR assuming operational control of the existing Gramercy refinery on January 1, 2011, the scope of Imperial’s duties and obligations under these proposed settlement terms as they apply to the Gramercy refinery, will cease as of January 1, 2011; except that Imperial’s duties and obligations under sections II. A–H, J–L and N above will continue only with respect to the Small Bag Operations. Moreover, if during the Term Imperial enters into additional joint ventures, or endeavors to sell all or part of the Port Wentworth or Gramercy facilities, the duties and obligations under these proposed settlement terms will apply only to the sections of the facilities that remain under Imperial’s sole control and will under no circumstances apply to any joint venture or other business partner of Imperial.

A.	Third-Party Experts

Imperial has retained third-party experts to review and provide recommendations regarding appropriate mitigation of combustible dust hazards relating to bucket elevators, storage bins, belt conveyors, dust collectors and granulators, consistent with the guidance of NFPA 61, 68 and 69, as applicable, at Imperial’s facilities located in Gramercy, Louisiana (“Gramercy”) and Port Wentworth, Georgia (“Port Wentworth”). Imperial has implemented certain expert recommendations and will continue to do so throughout the Term. Imperial agrees to implement all feasible recommendations of such outside experts, and until such time as such recommendations have been implemented, agrees to formulate processes to implement reasonable interim measures to mitigate potential hazards.

B.	Housekeeping Program

Imperial has developed a Housekeeping Program, which includes the following: (1) a housekeeping policy; (2) training and communication on hazards of combustible dust and the importance of housekeeping; (3) availability of avenues to voice concerns or complaints regarding combustible dust, including anonymously; (4) regular cleaning schedules and procedures; and (5) housekeeping audits. Imperial agrees to maintain the program for the Term.

C.	Housekeeping Policy

1. Imperial has implemented a comprehensive housekeeping policy that includes the following: (a) a housekeeping procedure that sets forth responsibilities and procedures for cleaning; (b) a procedure that sets forth an auditing program regarding housekeeping; (c) an incident investigation procedure that includes incidents relating to sugar spills and excessive accumulations of dust; and (d) communication to all affected employees of the dangers of combustible dust, the importance of housekeeping, and how to report concerns regarding housekeeping or combustible dust.

2. Imperial shall reinforce the housekeeping policy by performing regular audits to ensure that employees work in compliance with the policy. The regular audits shall be performed by safety department personnel, or an individual with similar training and experience. In the event that an audit shows that employees are not working in compliance with the housekeeping policy, the results of that audit shall be documented and transmitted to the Corporate Safety Council.

3. When new employees to whom the housekeeping policy applies are hired, those employees will be informed of the housekeeping policy during orientation.

D.	Combustible Dust Training

Imperial has developed, with the input of third-party experts, a detailed computer-based training program on combustible dust. Imperial requires all employees to complete Module 2, Parts 1 and 2 of the combustible dust training and maintains a policy to ensure that affected contractors have been trained on either Module 1 or Module 2, as applicable. The senior site safety manager is responsible for ensuring that all employees and affected contractors receive the applicable training.

E.	Corporate Safety Council

Imperial has created and implemented a Corporate Safety Council, consisting of all corporate officers and plant managers from Gramercy and Port Wentworth, which meets approximately every thirty days to discuss safety policies, issues and initiatives. The Corporate Safety Council shall be led by the Corporate Safety Officer, or someone with similar training and experience.

F.	Corporate Safety Policy

Imperial has implemented and communicated a new Corporate Safety Policy, which states the Company’s commitment to the health and safety of workers. Plant managers will provide the Corporate Safety Council with periodic updates regarding compliance with the Corporate Safety Policy. Imperial agrees to maintain the policy for the Term.

G.	Safety Procedures and Initiatives

Imperial has implemented new safety procedures and initiatives regarding management of change, incident reporting and investigation, and process hazard analyses relating to fire and explosion hazards.

H.	Safety and Health Compliance Survey

Imperial has commissioned a comprehensive survey of safety and health compliance at its Gramercy and Port Wentworth facilities, conducted by an outside consultant. Imperial agrees to complete this survey within the Term and agrees to implement all feasible recommendations of the consultant performing this survey, and until such time as such recommendations have been implemented, agrees to formulate processes to implement reasonable interim measures to mitigate potential hazards.

I.	Review of Imperial Facilities

During the Term, Imperial agrees to retain an outside consultant who is qualified by education, training and experience in the area of occupational safety and health to conduct a review of Imperial’s development, documentation, implementation, and effectiveness of the following programs and/or policies at Port Wentworth: (1) emergency action plan and fire prevention plan; (2) combustible dust housekeeping program; (3) hot work program; (4) electrical classification; (5) incident investigation; (6) preventative maintenance program; and (7) personal protective equipment policy. Based on the findings of that review, the Corporate Safety Council will determine if subsequent reviews are necessary.

J.	Electrical Classification

Imperial has retained third-party experts to review and provide recommendations regarding electrical classification, in accordance with 29 C.F.R. § 1910.307, at Gramercy and Port Wentworth. Imperial agrees to implement all feasible recommendations of such outside experts, and until such time as such recommendations have been implemented, agrees to implement interim measures to address potential hazards.

K.	Material Safety Data Sheets

Imperial has developed and communicated new material safety data sheets (“MSDSs”) for applicable products that give specific information on combustible dust hazards and how to address them. Imperial agrees to continue to distribute and communicate such MSDSs.

L.	“Safety Above All Else”

Imperial has implemented its Safety Above All Else Policy, which reinforces the work rules regarding safety violations and includes disciplinary provisions for violations of the policy. The Safety Above All Else Policy shall be publicized and posted throughout the facility, for example, in the cafeteria.

M.	Information Sharing

Imperial has actively shared information and experience regarding combustible dust hazards with the sugar industry and other industries, including preparation of technical papers and journal articles and hosting safety exchanges with other sugar producers. Imperial agrees to continue to promote safety regarding combustible dust through sponsoring or conducting at least two presentations and/or meetings with industry and/or governmental agencies during the Term.

N.	Miscellaneous

1. Imperial has implemented and communicated to its employees policies to encourage employees to immediately report any concern about occupational safety to: (1) the Company’s management; (2) the Ethics Committee, which is comprised of senior Company executives and one member of the Board of Directors; (3) the Corporate Safety Officer; or (4) the confidential Telephone Hotline or confidential Online Hotline. Imperial has also communicated to its employees its policy to promptly take appropriate action regarding such reports. The Corporate Safety Council shall receive quarterly reports concerning the frequency and nature of any reported concerns.

2. Imperial has implemented and communicated to each employee a separate Combustible Dust Hazards and Housekeeping Policy that communicates the hazard of combustible dust, emphasizes the importance of housekeeping, and encourages reporting of concerns regarding combustible dust to supervisors, plant management, the vice-president of manufacturing and engineering, the Chief Executive Officer, or anonymously through the Company’s Telephone Hotline or Confidential Online Hotline.

3.	Procedure For Implementing The Settlement

3.1 After execution of the Stipulation, Plaintiffs shall submit the Stipulation together with its exhibits to the Court and shall apply for entry of an order substantially in the form of Exhibit C hereto, requesting, inter alia, the preliminary approval of the settlement set forth in the Stipulation, and approval for the publication of the Notice of Proposed Settlement, substantially in the form of Exhibit C-1 hereto, which shall include the general terms of the settlement set forth in the Stipulation, including, but not limited to, the general terms of the fees and expenses to be paid to Plaintiffs’ Counsel and the date of the Settlement Hearing, as defined below. Within ten days of the issuance of the preliminary approval order, Imperial shall cause the Stipulation to be filed with the Securities and Exchange Commission on a Form 8-K, shall publish the Notice in Investor’s Business Daily, and shall post the Notice on its website. All costs in identifying and notifying Imperial’s shareholders of the settlement, including the filing of the Stipulation and publication of the Notice, will be paid by Imperial. If additional notice is required by the Court, the cost and administration of such additional notice shall be borne by Imperial.

3.2 Plaintiffs will request that after the Notice is given, the Court hold a hearing (the “Settlement Hearing”) to consider and determine whether to approve the terms of the settlement as fair, reasonable and adequate, including the payment of attorneys’ fees and expenses in the amount negotiated by Plaintiffs, Imperial and the SLC, with the assistance of the Mediator, after the principle terms of the settlement were agreed to.

4.	Releases

4.1 Upon the Effective Date, Imperial, Plaintiffs (acting on their own behalf and derivatively on behalf of Imperial), the SLC and each Imperial shareholder (solely in their capacity as an Imperial shareholder) shall be deemed to have, and by operation of the Final Order and Judgment shall have, fully, finally, and forever released, relinquished and discharged the Released Claims against the Released Persons and any and all claims (including Unknown Claims) arising out of, relating to, or in connection with, the defense, settlement or resolution of the Action against the Released Persons, provided, that nothing herein shall in any way impair or restrict the rights of any Party to enforce the terms of the Stipulation, and that nothing herein shall in any way impair or restrict the rights of any of the Individual Defendants to seek indemnity and/or contribution from the Company.

4.2 Upon the Effective Date, each of the Released Persons, Imperial, the SLC and each Imperial shareholder (solely in their capacity as an Imperial shareholder) shall be deemed to have, and by operation of the Judgment shall have, fully, finally, and forever released, relinquished and discharged each and all of the Plaintiffs and Plaintiffs’ Counsel from all claims (including Unknown Claims) arising out of, relating to, or in connection with, the institution, prosecution, assertion, settlement or resolution of the Action or the Released Claims.

5.	Plaintiffs’ Counsel’s Attorneys’ Fees and Expenses

5.1 After negotiation of the material terms of the settlement, Plaintiffs, Imperial and the Special Litigation Committee, with the assistance of the Mediator, reached an agreement at arm’s-length and in good faith on the amount of attorneys’ fees, costs, and expenses that Imperial will pay Plaintiffs’ Counsel in connection with the substantial benefits conferred upon the Company as a result of the Settlement (the “Fee and Expense Award”). As a result of those negotiations, Imperial will pay or cause to be paid to Plaintiffs’ Counsel, as part of the Settlement, a Fee and Expense Award of $2.65 million for Plaintiffs’ Counsel’s services in the Action.

5.2 Within ten business days of issuance of a Final Order and Judgment by the Court finally approving the settlement, Imperial will pay the Fee and Expense Award to Barroway Topaz Kessler Meltzer & Check, LLP and Weiss & Lurie, respectively, as agreed to by the Parties. Each Plaintiffs’ Counsel receiving such fees and expenses agrees to make a refund or repayment of the principal amount and any accrued interest thereon it received if and when, as a result of any further Order of the Court, appeal, further proceedings on remand, or successful collateral attack, the settlement does not become Final.

6.	Conditions of Settlement, Effect of Disapproval, Cancellation or Termination

6.1 The Effective Date of the Stipulation shall be conditioned on the occurrence of all of the following events:

(a) approval of the settlement by the Special Litigation Committee on behalf of Imperial;

(b) the entry by the Court of the Final Order and Judgment, substantially in the form of Exhibit B hereto;

(c) the payment of the Fee and Expense Award in accordance with ¶5.1 hereof; and

(d) the Final Order and Judgment has become Final.

6.2 If any of the conditions specified in ¶6.1 are not met, then the Stipulation shall be canceled and terminated subject to ¶6.3, and the Parties shall be restored to their respective positions in the Action as of the last date on which a Party has executed this Stipulation, unless Plaintiffs’ Counsel and counsel for the Parties mutually agree in writing to proceed with the Stipulation.

6.3 In the event that the Stipulation or settlement is not approved by the Court, or the settlement is terminated for any reason, the Parties shall be restored to their respective positions as of the date of the execution of this Stipulation, and all negotiations, proceedings, documents prepared and statements made in connection herewith shall be without prejudice to the Parties, shall not be deemed or construed to be an admission by any Party of any act, matter, or proposition and shall not be used in any manner for any purpose in any subsequent proceeding in the Action or in any other action or proceeding. Moreover, all documents produced by the SLC to Plaintiffs’ Counsel under the October 23, 2009 confidentiality agreement—as well as copies thereof—shall be immediately returned to the SLC, all notes taken with respect to these documents will be destroyed, and Plaintiffs’ Counsel will make no further use of the documents.

6.4 If the Stipulation or settlement is not approved by the Court, the terms and provisions of the Stipulation, with the exception of ¶¶1.1-1.22, 6.2-6.3, 7.5-7.6, 7.8, 7.10-7.11, 7.14-7.16 herein, shall have no further force and effect with respect to the Parties and shall not be used in the Action or in any other proceeding for any purpose, and any judgment or orders entered by the Court in accordance with the terms of the Stipulation shall be treated as vacated, nunc pro tunc.

7.	Miscellaneous Provisions

7.1 The Parties (a) acknowledge that it is their intent to consummate this Stipulation; and (b) agree to cooperate to the extent reasonably necessary to effectuate and implement all terms and conditions of the Stipulation and to exercise their best efforts to accomplish the foregoing terms and conditions of the Stipulation.

7.2 Pending final determination of whether the settlement should be approved, all proceedings and all further activity between the Parties regarding or directed toward the Action, save for those activities and proceedings relating to this Stipulation and the Settlement, shall be stayed.

7.3 Pending and after the Effective Date of this Stipulation or the termination of the Stipulation according to its terms, Plaintiffs and their Related Persons are barred and enjoined from commencing, prosecuting, instigating, or in any way participating in the commencement or prosecution of any action asserting any Released Claims against any Released Person.

7.4 The Parties intend this settlement to be a final and complete resolution of all disputes between Plaintiffs, Imperial and Defendants, with respect to the Action. The Settlement comprises claims which are contested and shall not be deemed an admission by any Party as to the merits of any claim, allegation or defense. The Parties further agree that the claims are being settled voluntarily after consultation with competent legal counsel.

7.5 Neither the Stipulation (including any exhibits attached hereto) nor the Settlement, nor any act performed or document executed pursuant to or in furtherance of the Stipulation or the Settlement: (a) have any evidentiary value as a presumption, a concession or an admission of, or evidence of, any fault, wrongdoing or liability of the Parties or of the validity of any Released Claims; (b) is or may be deemed to be or may be offered, attempted to be offered or used in any way by the Parties as a presumption, a concession or an admission of, or evidence of, any fault, wrongdoing or liability of the Parties or of the validity of any Released Claims; or (c) is intended by the Parties to be offered or received as evidence or used by any other person in any other actions or proceedings, whether civil, criminal or administrative. The Released Persons may file the Stipulation and/or the Final Order and Judgment in any action that may be brought against them in order to support a defense or counterclaim based on principles of res judicata, collateral estoppel, full faith and credit, release, standing, good faith settlement, judgment bar or reduction or any other theory of claim preclusion or issue preclusion or similar defense or counterclaim.

7.6 The exhibits to this Stipulation are material and integral parts hereof and are fully incorporated herein by this reference.

7.7 The Stipulation may be amended or modified only by a written instrument signed by or on behalf of all Parties or their respective successors-in-interest.

7.8 This Stipulation and the exhibits attached hereto constitute the entire agreement among the Parties and no representations, warranties or inducements have been made to any Party concerning the Stipulation or any of its exhibits other than the representations, warranties and covenants contained and memorialized in such documents. Except as otherwise provided herein, each Party shall bear its own costs.

7.9 Each counsel or other Person executing the Stipulation or its exhibits on behalf of any Party hereby warrants that such Person has the full authority to do so.

7.10 The Stipulation may be executed in one or more counterparts. A faxed or Portable Document Format (“PDF”) signature shall be deemed an original signature for the purposes of this Stipulation. All executed counterparts and each of them shall be deemed to be one and the same instrument. A complete set of counterparts, either originally executed or copies thereof, shall be filed with the Court.

7.11 The Stipulation shall be binding upon, and inure to the benefit of, the successors and assigns of the Parties and the Released Persons.

7.12 The Court shall retain jurisdiction with respect to implementation and enforcement of the terms of the Stipulation, and the Parties submit to the jurisdiction of the Court for purposes of implementing and enforcing the Settlement embodied in the Stipulation.

7.13 This Stipulation and the exhibits attached hereto shall be considered to have been negotiated, executed and delivered, and to be wholly performed, in the State of Texas, and the rights and obligations of the parties to the Stipulation shall be construed and enforced in accordance with, and governed by, the internal, substantive laws of the State of Texas without giving effect to that State’s choice-of-law principles.

7.14 Plaintiffs hereby represent and warrant that they have not assigned any rights, claims or causes of action that were asserted or could have been asserted in connection with, under, or arising out of the Released Claims.

7.15 All agreements made and orders entered during the course of the Action relating to the confidentiality of information shall survive this Stipulation.

7.16 Without further order of the Court, the Parties may agree to reasonable extensions of time to carry out any of the provisions of this Stipulation.

7.17 The Parties acknowledge that the Special Litigation Committee and its counsel are disinterested and independent under Texas law.

IN WITNESS WHEREOF, the Parties have caused the Stipulation to be executed by their duly authorized attorneys and dated July 30, 2010.

DATED: August 5 , 2010

BARROWAY TOPAZ KESSLER

MELTZER & CHECK, LLP

/s/ Robin Winchester

Lee D. Rudy

Robin Winchester

J. Daniel Albert

280 King of Prussia Road

Radnor, PA 19087

Telephone: (610) 667-7706

Facsimile: (267) 948-2512

CROWLEY NORMAN LLP Richard E. Norman Three Riverway, Suite 1775 Houston, TX 77056 Telephone: (713) 651-1771 Facsimile: (713) 651-1775 Counsel for Plaintiff Robert Delaney

DATED: August 4 , 2010	WEISS & LURIE /s/ Joseph Weiss Joseph H. Weiss Joshua M. Rubin The Fred French Building 551 Fifth Avenue New York, NY 10176 Telephone: (212) 682-3025 Facsimile: (212) 682-3010

BECKHAM & MANDEL Roger L. Mandel 3400 Carlisle, Suite 550 Dallas, TX 75204 Telephone: (214) 965-5124 Facsimile: (214)-965-9301 Counsel for Plaintiff Gerald Martin

DATED: August 4 , 2010

BAKER BOTTS L.L.P.

/s/ David Sterling

David Sterling

Rebecca L. Robertson

One Shell Plaza

910 Louisiana Street

Houston, TX 77002

Telephone: (713) 229-1946

Facsimile: (713)-229-7946

Counsel for Nominal Defendant, Imperial Sugar Company

DATED: August , 2010

SIMPSON THACHER & BARTLETT LLP

/s/ Paul Curnin

Paul Curnin

Abigail Hazlett

425 Lexington Avenue

New York, NY 10017-3954

Telephone: (212) 455-2000

Facsimile: (212) 455-2502

Counsel for the Special Litigation Committee

DATED: August 4 , 2010	DUANE MORRIS LLP /s/ Rebecca Lamberth Rebecca Lamberth Atlantic Center Plaza 1180 West Peachtree Street NW Suite 700 Atlanta, GA 30309 Telephone: (404) 253-6961 Counsel for Defendant John C. Sheptor

DATED: August 4 , 2010	SEYFARTH SHAW /s/ Walt Cicack Walt Cicack 131 South Dearborn Suite 2400 Chicago, IL 60603 Telephone: (312) 460-5000 Counsel for Defendant Robert A. Peiser

DATED: August 4 2010	CRAVATH, SWAINE & MOORE /s/ Frank P. Barron / DLF Frank P. Barron Worldwide Plaza 825 8th Avenue New York, NY 10019 Telephone: (212) 474-1506 Counsel for Defendant James J. Gaffney

DATED: August , 2010	PAUL, HASTINGS, JANOFSKY & WALKER LLP /s/ Walter Jospin / PCE Walter Jospin 600 Peachtree Street, N.E. Suite 2400 Atlanta, GA 30308 Telephone: (404) 815-2400 Counsel for Defendant Curtis G. Anderson

DATED: August 5 , 2010	MCGUIRE WOODS & BATTLE /s/ Wayne Phears Wayne Phears The Proscenium 1170 Peachtree Street, N.E. Suite 2100 Atlanta, GA 30309 Telephone: (404) 443-5718 Counsel for Defendant Gaylord O. Coan

DATED: August 4 , 2010	CLEARY GOTTLIEB STEEN & HAMILTON LLP /s/ Howard Zelbo Daniel S. Sternberg Howard S. Zelbo One Liberty Plaza New York, NY 10006 Telephone: (212) 225-2630 Counsel for Defendant Yves-Andre Istel

DATED: August 5 , 2010	FOLEY & LARDNER LLP /s/ Nancy J. Sennett Nancy J. Sennett 777 East Wisconsin Avenue Milwaukee, WI 53202 Telephone: (414) 271-2400 Counsel for Defendants Robert S. Kopriva and Gail A. Lione

DATED: August 4 , 2010	KELLOGG, HUBER, HANSEN, TODD, EVANS AND FIGEL /s/ Mark C. Hansen Mark C. Hansen 1615 M. Street, NW Suite 400 Washington, DC 20036 Telephone: (202) 326-7904 Counsel for Defendant David C. Moran

DATED: August 4 , 2010	GIBSON DUNN & CRUTCHER /s/ Mark Kirsch Mark Kirsch 200 Park Avenue New York, NY 10166 Telephone: (212) 351-2662 Counsel for Defendant John K. Sweeney

DATED: August 4 , 2010

ORRICK, HERRINGTON AND SUTCLIFFE LLP

/s/ James N. Kramer

James N. Kramer

The Orrick Building

405 Howard Street

San Francisco, CA 94105

Telephone: (415) 773-5923

Counsel for Defendant Robert J. McLaughlin

DATED: August , 2010	HILDER & ASSOCIATES, P.C. /s/ Philip H. Hilder / MKC Philip H. Hilder 819 Lovett Houston, TX 77006 Telephone: (713) 655-9111 Facsimile: (713) 655-9112 Counsel for Defendant Graham H. Graham

Exhibit A

(To the Stipulation of Settlement)

WEISS & LURIE

The Fred French Building
551 Fifth Avenue
New York, New York 10176
TEL (212) 682-3025
FAX (212) 682-3010
July 31, 2008
New York, Los Angeles

By FedEx

Board of Directors

Imperial Sugar Company

c/o James J. Gaffney,

Chairman of the Board

One Imperial Square

P.O. Box 9

Sugar Land, Texas 77487

Re: Shareholder Demand of Gerald Martin

To the Members of the Board of Directors:

We represent Gerald Martin, who is, and at all times relevant to the issues addressed in this letter was, an owner of the common stock of Imperial Sugar Company (“Imperial” or the “Company”). This letter is being transmitted to you to demand: (i) that you cause an independent investigation to be made with respect to mismanagement and breaches of fiduciary duties related to the events and conduct described below; (ii) that action be taken to seek recovery of damages caused by such conduct, including all fines, penalties and charges; costs related to the reconstruction of the Company’s refinery at Port Wentworth, Georgia; lost revenues as a result of the wrongful actions described below; and the institution of legal proceedings against such Board members, officers or other employees whom it is determined are responsible therefor in whole or in part; and (iii) that the Board of Directors institute corporate governance initiatives and safety regulations and programs to ensure that such conduct and damage to the Company does not recur.

As you know, on February 7, 2008, a massive explosion occurred at the Imperial refinery located at Port Wentworth, Georgia, causing the deaths of thirteen employees and critical injuries to approximately forty others. As you are also aware, in the wake of this tragic explosion, the Occupational Safety & Health Administration (“OSHA”) conducted a thorough investigation of the Imperial refineries at Port Wentworth, Georgia, and Gramercy, Louisiana, arriving at the following conclusions, among others:

a.

There were large quantities of combustible dust throughout the Port Wentworth facility, primarily the result of poor housekeeping practices. A spark most likely caused by a metal bucket striking or hitting the inside of a metal bucket elevator

WEISS & LURIE

Board of Directors

c/o James J, Gaffney,

Chairman of the Board

July 31, 2008

shaft, ignited some of this dust, causing a primary explosion. The initial explosion caused the accumulated dust to become airborne. This created a series of secondary explosions throughout the silos, packaging house, and other parts of the facility.

b.	As a result of its inspection of Port Wentworth, OSHA issued citations alleging 69 willful and 51 serious violations at that facility.

c.	Management of Imperial Sugar was aware that there were hazards caused by combustible dust at their facilities and knew that it had not been effectively managing dust accumulations for a number of years. Imperial Sugar demonstrated indifference to the serious problem by not implementing corrective measures to remove accumulations of sugar dust from the operating areas and not controlling potential ignition sources. (Indeed, the testimony of John S. Bresland (“Bresland”), Chairman and CEO of U.S. Chemical Safety & Hazard Investigation Board (“CSB”) before the Senate Sub-Committee on Employment and Workplace Safety on July 29,2008 (“ Senate Hearing”), included pictures of such accumulations dating back to September through October of 2006.)

d.	Its investigation disclosed dust collection system inadequacies.

At the Senate Hearing, Edwin G. Foulke, Jr., Assistant Secretary of Labor for Occupational Safety & Health, testified:

Imperial Sugar was aware that its facilities had combustible dust hazards. It failed, however, to take the necessary steps to abate these hazards. Because. Imperial did not control and eliminate the combustible dust hazards, the conditions existed to support the catastrophic explosion that occurred on February 7. This evidence, plus the numerous violations documented during inspections of the Port Wentworth and Gramercy facilities led me to authorize the maximum penalties permitted by law through issuance of insance-by-instance citations.

As alluded to above, in addition to testimony from OSHA, testimony was heard from John Bresland of the CSB. He stated:

Much of the electrical equipment in the (Port Wentworth) sugar packaging plant was not dust-tight and therefore was not appropriate for use in plant areas where combustible dust could form an explosive atmosphere. Only a small portion of the building—the powder mill motor control room—was enclosed to prevent dust intrusion.

WEISS & LURIE

Board of Directors

c/o James J. Gaffney,

Chairman of the Board

July 31, 2008

As a result of Imperial’s willful, serious and egregious violations at the Port Wentworth refinery, OSHA proposed a total penalty of $5,062,000.

In addition, as you know, on March 14, 2008, OSHA began an inspection of the Imperial plant located in Gramercy, Louisiana. The inspection found combustible dust ranging from an inch to four feet deep on everything, including hoses, electrical wiring, workroom floors, ledges guardrails, I-beams, etc. It also found a failure to prevent, the escape of dust, lack of explosion venting, and lack of explosion protection. The situation at Gramercy was so dangerous that OSHA posted an “imminent danger notice” because of the high likelihood of fire and explosion due to the large amount of combustible dust. As a result of the Gramercy inspection, OSHA has issued citations alleging 49 willful and 42 serious violations and proposed penalties of $3,715,500. The combined penalties total $8,777,500, the third highest penalty in OSHA’s history. .

According to Bresland’s testimony on July 29, 2008:

We asked Imperial Sugar for all policies and procedures related to dust control, records of weekly cleaning activities, and documentation of training on dust hazards, but the company was unable to produce any documents that were responsive to these requests. Based on the available evidence, Imperial did not have a written dust control program, a specific target level for the maximum dust accumulation, or a program for using safe dust cleaning methods, and the company did not impose combustible dust safety requirements on cleaning contractors. And the company produced no documentary evidence of any formal training program for educating its workers about combustible dust hazards.

Finally, in addition to the penalties imposed by OSHA, the above catastrophe has resulted in and will continue to result in millions of dollars in costs to the Company, and hundreds of, millions of dollars in lost revenues as a result of a lack of production from the Port Wentworth refinery since the date of the event Reconstruction of the refinery will cost the Company approximately $230,000,000. Furthermore, the Company will likely have to spend millions of dollars in litigation costs and fees arising out of lawsuits brought by the families and survivors of the explosion and Imperial shareholders, as well as confronting the realistic possibility of multi-million dollar verdicts and settlements from such lawsuits.

Because of the seriousness of this matter, and the concern that any investigation conducted by, or under the supervision of, the Company’s Board of Directors may include persons who failed to adequately oversee the operation and internal controls of the Company allowing or causing improper conduct to occur, we demand that, in addition to whatever steps, if any, may have been taken to date by the Company, a completely independent investigation be

WEISS & LURIE

Board of Directors

c/o James J. Gaffney,

Chairman of the Board

July 31, 2008

conducted by persons who have no previous affiliation with the Company either as employees, officers or directors, and that based upon those findings, the Board bring legal action against any person found to have direct or indirect responsibility for such conduct or who failed to exercise his or her fiduciary duties in overseeing the operations of the Company. This would include consideration of bringing legal action against Company directors and/or officers and individuals who engaged in the wrongful conduct. Moreover, we demand that the Board, acting only through those individuals who were found to have no connection to the wrongdoing and no interest in the outcome, institute corporate governance initiatives and written safety regulations, programs and policies (including adequate employee training) to improve compliance controls, and provide safeguards and appropriate supervision of employees and consultants, so as to avoid further improper conduct which has damaged, and continues to damage, the Company and its shareholders. We demand that the Company adopt an independent committee to ensure that the Company complies with its own maintenance policies and procedures and internal controls, if any currently exist, as well as all Federal and state laws and regulations.

As stated above, the intention of this demand letter is to give the Board the opportunity to arrange for an independent investigation, to institute claims on behalf of the Company against the person or persons responsible for causing damage to the Company, and to institute appropriate corporate governance procedures. We would be pleased to meet with the Board or its representatives to discuss this demand. If you fail to respond or contact us within ninety (90) days of the date of this letter, we will assume that you have decided not to pursue these claims and we will then, derivatively on behalf of Imperial, institute an action to obtain the remedies we are asking you to obtain herein.

We look forward to your response.

            Very truly yours,

            Joseph H. Weiss

JHW/pjm

CAUSE NO. 2009–3145

ROBERT DELANEY, Derivatively on Behalf of Nominal Defendant IMPERIAL SUGAR COMPANY, Plaintiff, v.	§ § § § § § § §	IN THE DISTRICT COURT OF

JOHN C. SHEPTOR, JAMES J. GAFFNEY,

CURTIS G. ANDERSON, GAYLORD O.

COAN, YVES-ANDRE ISTEL, ROBERT S.

KOPRIVA, GAIL A. LIONE, DAVID C.

MORAN, JOHN K. SWEENEY, ROBERT

J. MCLAUGHLIN, ROBERT A. PEISER

and GRAHAM H. GRAHAM,

	§ § § § § § §	HARRIS COUNTY, TEXAS
Defendants,	§ §
And	§ §	295th JUDICIAL DISTRICT COURT
IMPERIAL SUGAR COMPANY,	§ §
Nominal Defendant.	§ §

FINAL ORDER AND JUDGMENT

This matter came before the Court for hearing pursuant to the Order of this Court, dated             , 2010 (“Order”), on the application of the Parties for approval of the proposed derivative settlement (“Settlement”) set forth in the Stipulation of Settlement dated July 30, 2010 and the Exhibits thereto (the “Stipulation”).

The Court has reviewed and considered all documents, evidence, objections (if any) and arguments presented in support of or against the Settlement; the Court being fully advised of the premises and good cause appearing therefore, the Court enters this Final Order and Judgment.

IT IS HEREBY ORDERED, ADJUDGED AND DECREED this      day of              2010 that:

1. This Judgment incorporates by reference the definitions in the Stipulation, and all capitalized terms used herein shall have the same meanings as set forth in the Stipulation.

2. This Court has jurisdiction over the subject matter of the Action, including all matters necessary to effectuate the Settlement, and over all Parties.

3. The Court finds that the Notice provided to Imperial shareholders on                      by issuance of Form 8-K filed with the Securities and Exchange Commission, by publication of the Notice in Investor’s Business Daily, and by posting the Notice on Imperial’s website by Imperial fully satisfied the requirements of Texas Business Organizations Code 21.560(b), due process and all other applicable laws, and constitutes due and sufficient notice to all persons entitled thereto.

4. The Court finds that, during the course of the litigation of the Action, the Parties and their respective counsel at all times complied with the requirements of Tex. R. Civ. P. 13 and all other similar laws.

5. The Court finds that the terms of the Stipulation and Settlement are fair, reasonable and adequate as to each of the Parties, and hereby finally approves the Stipulation and Settlement in all respects, and orders the Parties to perform its terms to the extent the Parties have not already done so.

6. The Action and all claims contained therein, as well as all of the Released Claims, are hereby dismissed with prejudice. The Parties are to bear their own costs, except as otherwise provided in the Stipulation.

7. Upon the Effective Date, as defined in the Stipulation, Imperial, Plaintiffs (acting on their own behalf and derivatively on behalf of Imperial), the SLC and each Imperial shareholder (solely in their capacity as an Imperial shareholder) shall be deemed to have, and by operation of the Final Order and Judgment shall have, fully, finally, and forever released, relinquished and discharged the Released Claims against the Released Persons and any and all claims (including Unknown Claims) arising out of, relating to, or in connection with, the defense, settlement or resolution of the Action against the Released Persons.

8. Upon the Effective Date, as defined in the Stipulation, each of the Released Persons, Imperial, the SLC and each Imperial shareholder (solely in their capacity as an Imperial shareholder) shall be deemed to have, and by operation of the Judgment shall have, fully, finally, and forever released, relinquished and discharged each and all of the Plaintiffs and Plaintiffs’ Counsel from all claims (including Unknown Claims) arising out of, relating to, or in connection with, the institution, prosecution, assertion, settlement or resolution of the Action or the Released Claims.

9. Imperial, Plaintiffs (acting derivatively on behalf of Imperial), and each Imperial shareholder (solely in their capacity as an Imperial shareholder) are hereby forever barred and enjoined from instituting and/or prosecuting any other action against the Released Persons in any court or jurisdiction asserting any Released Claims.

10. Nothing herein shall in any way impair or restrict the rights of any Party to enforce the terms of the Stipulation.

11. The Court hereby approves the Fee and Expense Award in accordance with the Stipulation and finds that such fee is fair and reasonable.

12. This Judgment shall not be deemed a presumption, concession, or admission by any Released Person of any fault, liability or wrongdoing as to any facts or claims that have been or might be alleged or asserted in the Action, or any other action or proceeding that has been, will be, or could be brought, and shall not be interpreted, construed, deemed, invoked, offered, or received in evidence or otherwise used by any person in the Action, or in any other action or proceeding, whether civil, criminal or administrative, for any purpose other than as provided expressly herein. The Released Persons may file the Stipulation and/or the Judgment in any action that may be brought against them in order to support a defense or counterclaim based on principles of res judicata, collateral estoppel, full faith and credit, release, standing, good faith settlement, judgment bar or reduction or any other theory of claim preclusion or issue preclusion or similar defense or counterclaim; and any of the Parties may file the Stipulation and documents executed pursuant and in furtherance thereto in any action to enforce the Settlement.

13. Without affecting the finality of this Judgment in any way, this Court hereby retains continuing jurisdiction with respect to implementation and enforcement of the terms of the Stipulation.

14. In the event that the Settlement does not become effective in accordance with the terms of the Stipulation, this Judgment shall be vacated, and all Orders entered and releases delivered in connection with the Stipulation and this Final Order and Judgment shall be null and void, except as otherwise provided for in the Stipulation.

15. This Judgment is a final, appealable judgment and should be entered forthwith by the Clerk in accordance with Tex. R. Civ. P. 301 and all other similar laws.

IT IS SO ORDERED

This      day of              2010.

The Honorable Caroline E. Baker

CAUSE NO. 2009–3145

ROBERT DELANEY, Derivatively on Behalf of Nominal Defendant IMPERIAL SUGAR COMPANY,	§ § § § § § § § § § § § § § § § § § § § § §	IN THE DISTRICT COURT OF
Plaintiff,
v.

JOHN C. SHEPTOR, JAMES J.

GAFFNEY, CURTIS G. ANDERSON,

GAYLORD O. COAN, YVES-ANDRE

ISTEL, ROBERT S. KOPRIVA, GAIL A.

LIONE, DAVID C. MORAN, JOHN K.

SWEENEY, ROBERT J. MCLAUGHLIN,

ROBERT A. PEISER and GRAHAM H.

GRAHAM,

HARRIS COUNTY, TEXAS
Defendants,
295th JUDICIAL DISTRICT COURT
And
IMPERIAL SUGAR COMPANY,
Nominal Defendant.	§

[PROPOSED] ORDER PRELIMINARILY APPROVING DERIVATIVE SETTLEMENT AND PROVIDING FOR NOTICE

EXHIBIT C

WHEREAS, the Parties having made application, pursuant to Texas Business Corporation Act, Article 5.14(I), for an order (i) preliminarily approving the settlement (the “Settlement”) of the Action, in accordance with the Stipulation of Settlement dated July 30, 2010 (the “Stipulation”), which, together with the Exhibits annexed thereto, sets forth the terms and conditions for a proposed Settlement and dismissal of the Action with prejudice, upon the terms and conditions set forth therein; and (ii) approving distribution of the Notice of Settlement (attached to the Stipulation as Exhibit C-1);

WHEREAS, all capitalized terms contained herein shall have the same meanings as set forth in the Stipulation (in addition to those capitalized terms defined herein); and

WHEREAS, this Court, having considered the Stipulation and the Exhibits annexed thereto:

NOW THEREFORE, IT IS HEREBY ORDERED:

1. This Court does hereby preliminarily approve, subject to further consideration at the Settlement Hearing described below, the Stipulation and the Settlement set forth therein, including the terms and conditions for settlement and dismissal with prejudice of the Action.

2. A hearing (the “Settlement Hearing”) shall be held before this Court on             , 2010, at             .m., at the Harris County Civil Courthouse, 201 Caroline, 14th Floor, Houston, TX 77002, to determine whether the Settlement of the Action on the terms and conditions provided for in the Stipulation is fair, reasonable and adequate to Imperial and the Current Imperial Shareholders and should be finally approved by the Court; whether a Judgment as provided in ¶1.6 of the Stipulation should be entered herein, and to award attorneys’ fees and expenses in the agreed-to amount (the “Fee and Expense Award”) to Plaintiffs’ Counsel.

3. The Court approves, in form and content, the Notice (attached to the Stipulation as Exhibit C-1) and finds that the distribution of the Notice and publication of the Notice substantially in the manner and form set forth in ¶3.1 of the Stipulation, meets the requirements of the Texas Business Organizations Code 21.560(b) and due process and all other applicable laws, is reasonable and adequate notice under the circumstances, and shall constitute due and sufficient notice of the matters set forth therein for all purposes to all Persons entitled to such notice.

4. Not later than ten calendar days following entry of this Order, Imperial shall file the Notice of Proposed Settlement of Derivative Action with the Securities and Exchange Commission on Form 8-K and shall attach a copy of the Stipulation thereto; shall publish the Notice in Investor’s Business Daily, and shall post the Notice on Imperial’s website.

5. At least ten calendar days prior to the Settlement Hearing, Imperial’s counsel shall serve on counsel for Plaintiffs and file with the Court proof, by affidavit or declaration, of such publication and filing.

6. All Current Imperial Shareholders shall be bound by all orders, determinations and judgments in the Action concerning the Settlement, whether favorable or unfavorable to Current Imperial Shareholders.

7. Pending final determination of whether the Settlement should be approved, no Current Imperial Shareholders, either directly, representatively, or in any other capacity, shall commence or prosecute against any of the Defendants, any action or proceeding in any court or tribunal asserting any of the Released Claims.

8. All papers in support of the Settlement shall be filed with the Court and served at least seven calendar days prior to the Settlement Hearing.

9. Any Current Imperial Shareholder may appear and show cause, if he, she or it has any reason why the terms of the Stipulation, the Settlement of the Action, and/or the Fee and Expense Award should not be approved as fair, reasonable and adequate, or why a Judgment should not be entered thereon, provided, however, unless otherwise ordered by the Court, no Current Imperial Shareholder shall be heard or entitled to contest the approval of all or any of the terms and conditions of the Stipulation, the Settlement, and/or the Fee and Expense Award, or, if approved, the Judgment to be entered thereon approving the same, unless that Person has, at least fourteen (14) calendar days prior to the Settlement Hearing, filed with the Clerk of the Court and served on the following counsel (delivered by hand or sent by first class mail) appropriate proof of stock ownership, along with written objections, including the basis therefore, signed as authorized by the objecting shareholder, and copies of any papers and briefs in support thereof:

Robin Winchester

BARROWAY TOPAZ KESSLER

   MELTZER & CHECK, LLP

280 King of Prussia Road

Radnor, PA 19087

Counsel for Plaintiff Robert Delaney

David Sterling

Rebecca L. Robertson

BAKER BOTTS L.L.P.

One Shell Plaza

910 Louisiana Street

Houston, TX 77002

Counsel for Nominal Defendant, Imperial Sugar Company

Paul Curnin

Abigail Hazlett

SIMPSON THACHER & BARTLETT LLP

425 Lexington Avenue

New York, NY 10017-3954

Counsel for the Special Litigation Committee

The written objections and copies of any papers and briefs in support thereof to be filed in Court shall be delivered by hand or sent by first class mail to:

CLERK OF THE COURT

Harris County Civil Courthouse

201 Caroline, 14th Floor

Houston, TX 77002

Any Current Imperial Shareholder who does not make his, her or its objection in the manner provided herein shall be deemed to have waived such objection and shall forever be foreclosed from making any objection to the fairness, reasonableness, or adequacy of the Settlement as incorporated in the Stipulation and to the Fee and Expense Award, unless otherwise ordered by the Court, but shall otherwise be bound by the Final Order and Judgment to be entered and the releases to be given.

10. Neither the Stipulation nor the Settlement, nor any act performed or document executed pursuant to or in furtherance of the Stipulation or the Settlement: (a) is or may be deemed to be or may be offered, attempted to be offered or used in any way by the Settling Parties as a presumption, a concession or an admission of, or evidence of, any fault, wrongdoing or liability of the Defendants or of the validity of any Released Claims; or (b) is intended by the Parties to be offered or received as evidence or used by any other person in any other actions or proceedings, whether civil, criminal or administrative. The Released Parties may file the Stipulation and/or the Judgment in any action that may be brought against them in order to support a defense or counterclaim based on principles of res judicata, collateral estoppel, full faith and credit, release, good faith settlement, judgment bar or reduction or any other theory of claim preclusion or issue preclusion or similar defense or counterclaim.

11. All proceedings in the Action, other than as may be necessary to carry out the terms and conditions of the Settlement, are hereby stayed and suspended pending final determination of whether the Settlement provided for in the Stipulation shall be approved. Plaintiffs and Current Imperial Shareholders, or any of them, shall be preliminarily barred and enjoined from commencing, prosecuting, instigating, continuing, or in any way participating in the commencement or prosecution of any action, in any forum, asserting any Released Claims against any of the Released Persons.

12. The Court reserves the right to adjourn the date of the Settlement Hearing or modify any other dates set forth herein without further notice to the Current Imperial Shareholders, and retains jurisdiction to consider all further applications arising out of or connected with the Settlement.

13. The Court may approve the Settlement, with such modifications as may be agreed to by the Parties, if appropriate, without further notice to Current Imperial Shareholders.

IT IS SO ORDERED.

DATED:
THE HONORABLE CAROLINE E. BAKER

CAUSE NO. 2009–3145

ROBERT DELANEY, Derivatively on Behalf of Nominal Defendant IMPERIAL SUGAR COMPANY, Plaintiff, v.	§ § § § § § § §	IN THE DISTRICT COURT OF

JOHN C. SHEPTOR, JAMES J. GAFFNEY,

CURTIS G. ANDERSON, GAYLORD O.

COAN, YVES-ANDRE ISTEL, ROBERT S.

KOPRIVA, GAIL A. LIONE, DAVID C.

MORAN, JOHN K. SWEENEY, ROBERT
J. MCLAUGHLIN, ROBERT A. PEISER
and GRAHAM H. GRAHAM,

	§ § § § § § § §	HARRIS COUNTY, TEXAS
Defendants, And	§ § § §	295th JUDICIAL DISTRICT COURT
IMPERIAL SUGAR COMPANY,	§ §
Nominal Defendant.	§

NOTICE OF DERIVATIVE SETTLEMENT

EXHIBIT C-1

NOTICE OF SETTLEMENT OF DERIVATIVE ACTION,

HEARING THEREON, AND RIGHT TO APPEAR

IMPORTANT NOTICE TO ALL CURRENT HOLDERS OF IMPERIAL SUGAR COMPANY COMMON STOCK AS OF JULY 30, 2010 (“CURRENT IMPERIAL SHAREHOLDERS”) (EXCLUDING DEFENDANTS) AND THEIR SUCCESSORS-IN-INTEREST. PLEASE NOTE THAT THIS ACTION IS NOT A “CLASS ACTION” AND NO INDIVIDUAL SHAREHOLDER HAS THE RIGHT TO BE COMPENSATED AS RESULT OF THIS SETTLEMENT.

PLEASE TAKE NOTICE that the above-captioned shareholder derivative action (the “Action”) is being settled. The terms of the proposed settlement of the Action (the “Settlement”) are set forth in a Stipulation of Settlement dated July 30, 2010 (the “Stipulation”). This summary should be read in conjunction with, and is qualified in its entirety by reference to, the text of the Stipulation, which has been filed with the Court.1

The Action was brought derivatively on behalf of Imperial Sugar Company (“Imperial” or the “Company”) against certain current and former officers and directors of the Company for alleged breaches of fiduciary duties, arising from, among other things, the Individual Defendants’ alleged knowing or reckless failure to oversee the affairs of the Company in a safe and legal manner while allegedly being on notice of the extreme dangers of combustible sugar dust at the Company’s refineries.

The terms of the Settlement set forth in the Stipulation includes: (1) the adoption and/or implementation of a variety of reforms, including measures that relate to and address many of the alleged underlying issues in the Action, including, but not limited to, the implementation of various corporate governance reforms; and (2) the implementation of various safety reforms to Imperial’s safety processes and procedures, including, the adoption of a comprehensive Housekeeping Policy; the establishment of a Corporate Safety Council; the adoption and establishment of a Corporate Safety Policy and a “Safety Above All Else Policy”; the retention of experts and outside consultants; and the adoption of new safety procedures and initiatives regarding management of change, incident reporting and investigation, and process hazard analyses relating to fire and explosion hazards. The Settlement also provides for Imperial to pay Plaintiffs’ Counsel’s attorneys’ fees and expenses in the amount of $2.65 million (the “Fee and Expense Award”), subject to Court approval.

IF YOU ARE A CURRENT OWNER OF IMPERIAL COMMON STOCK, YOUR RIGHTS MAY BE AFFECTED BY PROCEEDINGS IN THE LITIGATION.

On October 18, 2010, at 11:00 a.m., a hearing (the “Settlement Hearing”) will be held at the Harris County Civil Courthouse, 201 Caroline, 14th Floor, Houston, TX 77002, to determine: (1) whether the terms of the Settlement should be approved as fair, reasonable, and adequate; (2) whether the Action should be dismissed on the merits and with prejudice; (3) whether the agreed-to Fee and Expense Award described above should be awarded, and (4) such other matters as may be necessary or proper in the circumstances.

[1]	All capitalized terms herein have the same meanings as set forth in the Stipulation.

2

Any Current Imperial Shareholder that objects to the Settlement of the Action shall have a right to appear and to be heard at the Settlement Hearing, and may enter an appearance through counsel of such Person’s own choosing and at such Person’s own expense or may appear on their own. However, no Person other than Plaintiffs’ Counsel and Defendants’ counsel in the Action shall be heard at the Settlement Hearing unless no later than fourteen (14) days prior to the date of the Settlement Hearing, such Person has filed with the Court and delivered to counsel for the Parties a written notice of objection, signed as authorized by the objecting shareholder, setting forth their ground for opposing the Settlement, and proof of both their status as a current Imperial shareholder and the dates of stock ownership in Imperial. Any objecting shareholder must also file with the Court and deliver to all counsel in the Action (listed below), copies of any documents, exhibits, affidavits, or other evidence the shareholder will rely upon in support of his or her objection. Only Current Imperial Shareholders who have filed and delivered valid and timely written notices of objection will be entitled to be heard at the Settlement Hearing unless the Court orders otherwise.

If you wish to object to the Settlement, you must file a written objection setting forth the grounds for such an objection and providing proof of current ownership of Imperial stock with the Court on or before October 4, 2010, with service on the following parties:

Robin Winchester

BARROWAY TOPAZ KESSLER

   MELTZER & CHECK, LLP

280 King of Prussia Road

Radnor, PA 19087

Counsel for Plaintiff Robert Delaney

David Sterling

Rebecca L. Robertson

BAKER BOTTS L.L.P.

One Shell Plaza

910 Louisiana Street

Houston, TX 77002

Counsel for Nominal Defendant, Imperial Sugar Company

Paul Curnin

Abigail Hazlett

SIMPSON THACHER & BARTLETT LLP

425 Lexington Avenue

New York, NY 10017-3954

Counsel for the Special Litigation Committee

3

Any Person who fails to object in the manner described above shall be deemed to have waived the right to object (including any right of appeal) and shall be forever barred from raising such objection in this or any other action or proceeding, unless the Court orders otherwise.

Current Imperial Shareholders who have no objection to the Settlement or the Fee and Expense Award do not need to appear at the Settlement Hearing or take any other action. If you are a Current Imperial Shareholder, you will be bound by the Final Order and Judgment of the Court, and you will be deemed to have released any and all claims that have or could have been brought in the Action.

Inquiries may be made to Lead Counsel: Robin Winchester, Barroway Topaz Kessler Meltzer & Check, LLP, 280 King of Prussia Road, Radnor, PA 19087; telephone: 610-667-7706.

DATED: , 2010	BY ORDER OF THE COURT
HARRIS COUNTY, TEXAS

DO NOT CONTACT THE CLERK OF THE COURT

REGARDING THIS NOTICES

4

OPERATIONAL SAFETY COMMITTEE CHARTER

Purpose

The Operational Safety Committee (the “OS Committee”) is appointed by the Board of Directors of Imperial Sugar Company (“Imperial Sugar” or the “Company”) to provide assistance to the Board in fulfilling its oversight responsibilities to shareholders, potential shareholders, employees, and all other stakeholders of the Company in matters of Operational Safety.

Operational Safety seeks to minimize the risk of workplace events or circumstances that could jeopardize the safety of the Company’s employees at its manufacturing and processing facilities. The OS Committee will monitor and oversee the Company’s efforts to anticipate, identify and mitigate Operational Safety risks. The OS Committee will provide assistance to the Board of Directors in fulfilling its responsibilities to oversee the quality and integrity of the Company’s safety policies and procedures, the Company’s compliance with legal and regulatory safety requirements, and the overall performance of the Company’s safety policies and procedures; provided that, the full Board of Directors shall have primary responsibility for Operational Safety risk oversight, with the OS Committee merely supporting the Board.

OS Committee Membership and Structure

The OS Committee shall consist of three or more directors who meet the requirements for “independence” under the NASDAQ Stock Market Rules. The members of the OS Committee shall be appointed by the Board of Directors annually on the recommendations of the Corporate Governance and Nominating Committee.

The OS Committee shall have a Chairperson who is designated by the Board or, if the Board chooses not to do so, by majority vote of the OS Committee. Once appointed, the OS Committee members shall cease to be a member of the OS Committee only upon:

(i)	resignation from the Board;

(ii)	death;

(iii)	disability;

(iv)	not being re-appointed pursuant to the annual appointment process described above; or

(v)	at the discretion of the Board, upon recommendation of the Corporate Governance and Nominating Committee.

OS Committee Meetings

The OS Committee shall meet at least four times per year, or more frequently as circumstances dictate. The chairperson of the Board of Directors or any member of the OS Committee may call meetings.

A special meeting of the OS Committee shall be held, however, within a reasonable time after the OS Committee receives notification from Company management of a serious injury or fatality at an Imperial Sugar manufacturing or processing facility. During this special meeting, Company management will report on the details of the injury or fatality, the Company’s response and its efforts toward preventing such an event in the future. This special meeting does not, however, nullify any duty Company management may have to report the injury or fatality to the full Board.

2

All meetings may be held telephonically pursuant to the Company’s bylaws. When practicable, however, meetings should be held in-person. A majority of the members of the OS Committee shall constitute a quorum for the transaction of business.

The OS Committee shall maintain written minutes of its meetings, provide copies of the minutes to the Board and file its minutes with the Corporate Secretary.

OS Committee Authority and Responsibilities

The OS Committee shall have the following authority and responsibilities:

1.	The OS Committee shall periodically meet with Company management, including, but not limited to, the Chief Executive Officer, the Chief Financial Officer, General Counsel, and the Senior Director, Environmental, Health and Safety. During these meetings, Company management will apprise the OS Committee of any Operational Safety risks inherent to the Company’s business, as well as any processes in place to anticipate, identify and mitigate those risks.

2.	The OS Committee may review policies and procedures established and implemented by the Company in furtherance of its understanding of the Operational Safety risks inherent to the Company’s business. Company management, including the Senior Management Safety Council, shall regularly report to the OS Committee whether it believes those policies and procedures are sufficient to anticipate, identify and mitigate Operational Safety risks.

3.	The OS Committee may provide recommendations to Company management to better the Company’s policies and procedures established to anticipate, identify and mitigate Operational Safety risks.

3

4.	The OS Committee shall report any recommendations made to Company management to the Board of Directors.

5.	The OS Committee may visit Imperial Sugar’s manufacturing and processing facilities as necessary or appropriate to further its understanding of the Operational Safety risks inherent to the Company’s business, as well as the processes in place to identify, mitigate and anticipate those risks.

6.	The OS Committee shall review this Charter annually and recommend any proposed changes in furtherance of the purpose of the OS Committee to the Board of Directors for approval.

7.	The OS Committee may, if it deems such action appropriate, form and delegate authority to sub-committees comprised of two or more directors.

8.	The OS Committee may obtain advice and assistance from legal or other advisors. Such advisors may be sought from inside or outside the Company. The OS Committee shall have the resources and full authority to retain outside legal or other advisors to the extent it deems such advisors are necessary to its purpose. The Company shall provide adequate funding, as determined by the OS Committee, for the payment of such outside advisors.

Limitations on OS Committee’s Authority and Responsibilities

Notwithstanding the authority and responsibilities set forth in this Charter, the OS Committee shall not provide expert advice or special assurances regarding the adequacy of the Company’s policies or procedures to anticipate, identify and mitigate Operational Safety risks.

Moreover, each member of the OS Committee is entitled to rely on the accuracy of Company management’s reports, as well as the integrity and quality of the information they

4

receive from individuals or entities regarding the Company’s policies and procedures in place to anticipate, identify and mitigate Operational Safety risks.

Effective as of [[ ]], 2010

5